Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 6, 2011 (the “Effective Date”) by and between Robert Lawless (the “Employee”) and NGE Co., a Colorado corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee to devote substantially all of his business time, attention and efforts to the business of the Company and to serve as the Chief Financial Officer of the Company; and

WHEREAS, the Employee desires to be so employed on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:

1. RECITALS. The above recitals are incorporated by reference herein and made a part hereof.

2. EMPLOYMENT. The Company shall employ the Employee, and the Employee agrees to be so employed, in the capacity of the Company’s Chief Financial Officer.

3. TERM. The Initial Term of the Employee’s employment hereunder (the “Initial Term”) shall be for a period of two (2) years commencing on no later than August 25, 2011, and continuing no later than August 24, 2013, unless terminated earlier as provided herein. The parties may extend the Employee’s employment for successive terms of one (1) year each by an amendment, in writing, executed by the Company and the Employee sixty (60) days prior to the end of the then current Term. For purposes of this Agreement, the word “Term” means the Initial Term and the period of any extension of the Initial Term pursuant to the preceding sentence.

4. SERVICES. The Employee shall devote substantially all of his business time, attention and effort to the Company’s affairs. The Company further agrees that the Employee may engage in civic, community and religious activities and endeavors, provided that such activities do not interfere with the performance of the Employee’s duties hereunder, and may manage the Employee’s personal business endeavors and investments (including writing, publishing and marketing books with the reasonable consent of the Company), provided that such activities do not interfere with the performance of the Employee’s duties hereunder and do not violate the Employee’s covenants set forth in Section 14. The Employee’s designated duties are set forth in Exhibit A attached, which is incorporated herein by reference. The Employee shall report to the Company’s Chief Executive Officer, shall fulfill the duties assigned to him on Exhibit A as well as any others assigned to him by the Company’s Chief Executive Officer from time to time.

5. COMPENSATION.

(a) Base Salary. During the Term, the Company shall pay the Employee for his services an annual Base Salary equal to two hundred thousand dollars ($250,000), subject to any increases approved by Company management or the Board. Such Base Salary shall be paid in accordance with the Company’s payroll schedule. Any increase in Base Salary shall not serve to limit or reduce any other obligations to the Employee under this Agreement.

(b) Annual Incentive Bonus. In addition to his annual Base Salary, during the Term the Employee shall have the opportunity to earn an Annual Incentive Bonus of up to .75 times his Base Salary (or a prorated amount thereof for partial calendar years). The Annual Incentive Bonus, determined as of the end of each calendar year by Company management and the Board, will be a function of the level of performance of the Employee’s job duties and the Employee’s contribution to the Company’s business performance and achievement of Company goals, as well as the overall success and profitability of the Company, including EBITDA growth, stock value and successful attainment of other financial and capital-raising targets. Any Annual Incentive Bonus that is earned under this Section 5(b) shall be paid in a single lump-sum payment no later than March 15 following the calendar year in which the Annual Incentive Bonus is earned.

6. BENEFITS. The Company agrees to provide the Employee with the following benefits:

(a) Vacation. The Employee shall be entitled each calendar year to holidays and vacation, during which time his compensation shall be paid in full. The following holidays shall be observed: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The time allotted for vacation shall be an aggregate of four (4) weeks per year (adjusted for the Employee’s partial first year of employment) until the Employee has 5 years of service with the Company at which time the Employee shall be entitled to five (5) weeks of vacation per year. Unused vacation days are forfeited as of December 31 of each year. In the year the Employee terminates employment, he shall be entitled to receive a prorated paid vacation based upon the amount of time that he has worked during the year of termination. In the event that he has not taken his vacation time computed on a prorated basis, he shall be paid, at his regular rate of pay, for unused vacation. In the event the Employee has taken more vacation time than allotted for the year of termination, there shall be no reduction in compensation otherwise payable hereunder.

(b) Employee Benefits. During the Term, the Employee and/or the Employee’s family, as the case may be, shall be eligible to participate in the Company’s employee benefit plans in which other executive-level employees of the Company and/or the members of their families, as the case may be, are eligible to participate, including, but not limited to, the Company’s 401(k) plan, one of three United Health Care medical plans, life and disability insurance plans, and voluntary dental and vision plans.

(c) Stock Options. Upon the Employee’s first day of employment, the Employee will be granted 500,000 options to acquire shares of common stock in the Company, subject to the terms of the Option Agreement entered into by and between the Employee and the Company.

The options shall vest over a three-year period, one-third on each anniversary of the grant date in equal installments, at an exercise price equal to the stock’s fair market value as of the grant date. The stock options are issued pursuant to and subject to the Company’s Amended and Restated 2008 Equity Compensation Plan.

(d) Laptop Computer. The Employee shall be provided with a laptop computer for business use. The Company shall also provide Verizon service for a Blackberry with cell service, as well as pay for the cost of the Blackberry model considered the Company standard at the time of the Employee’s hire. An allowance of $100 every other year will be given toward upgrades and future purchases of a device.

(e) Memberships. The Company shall reimburse the Employee up to $3,000 per year for the direct reasonable expenses incurred by the Employee to retain his licenses and memberships associated with his CPA, CFA and CTP designations.

(f) Relocation. The Company shall reimburse the Employee up to $25,000 for the reasonable costs of relocating the Employee’s principal residence to Colorado. Such expenses shall include: temporary living expenses from the Effective Date through the earlier of the date the Employee purchases or rents his principal residence in the metropolitan area near the Company’s headquarters or 50 days after the Effective Date; travel expenses for two (2) house hunting trips to and from the Company’s headquarters and the Executive’s home; and moving expenses for the Executive’s household goods from the Executive’s home to the Executive’s new residence in the metropolitan area near the Company’s headquarters.

7. EXPENSES. The Company recognizes that the Employee will have to incur certain out-of-pocket expenses related to his services and the Company’s business, and the Company agrees to promptly reimburse the Employee for all reasonable expenses necessarily incurred by him in the performance of his duties to the Company upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses. These expenses include, but are not limited to, travel, meals, entertainment, etc. Expenses that are reimbursable to the Employee under this Section 7 shall be paid to the Employee in accordance with the Company’s expense reimbursement policy but in no event later than March 15 following the calendar year in which the expense is incurred.

8. TERMINATION.

(a) Grounds. The Employee’s employment shall terminate in the event of the Employee’s death. In the case of the Employee’s Disability, the Company may elect to terminate the Employee’s employment as a result of such Disability. Where appropriate, the Company also may terminate the Employee’s employment pursuant to a Termination for Cause or a Termination Not for Cause. Finally, the Employee may terminate his employment with the Company pursuant to either a Voluntary Termination or a Voluntary Termination for Good Reason. For purposes of this Agreement, the terms “Disability,” “Voluntary Termination,” “Voluntary Termination for Good Reason,” and “Termination for Cause” are defined in Section 10 of this Agreement.

(b) Notice of Termination. Any termination by the Company or the Employee (other than upon death) shall be communicated by Notice of Termination to the Employee or the Company, as applicable. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; and (iii) sets forth the date of termination in accordance with Section 8(c) below.

(c) Date of Termination. For the purposes of this Agreement, “Date of Termination” means (i) if the Company intends to treat the termination as a termination based upon the Employee’s Disability, the Employee’s employment with the Company shall terminate effective on the thirtieth day after the date of the Notice of Termination (which may not be given before the Employee has been unable to perform the Employee’s regular duties on account of a physical or mental illness or physical injury for at least ninety (90) days), provided that, before such date, the Employee shall not have returned to full-time performance of the Employee’s duties; (ii) if the Employee’s employment is terminated by reason of Death, the Date of Termination shall be the date of death of the Employee; (iii) if the Employee’s employment is terminated by reason of Voluntary Termination, the Date of Termination shall be thirty (30) days from the date of the Notice of Termination (and the Employee shall be deemed to have terminated his employment by Voluntary Termination if the Employee voluntarily refuses to provide substantially all the services described in Section 4 hereof for a period greater than four (4) consecutive weeks (excluding periods in which the Employee is not performing services on account of vacation in accordance with Section 6(a) hereof and periods in which the Employee is not performing services on account of the Employee’s illness or injury or the illness or injury of a member of the Employee’s immediate family); in such event, the Date of Termination shall be the day after the last day of such four (4) week period); (iv) if the Company intends to treat the termination as a Termination Not for Cause or a Termination for Cause, the Date of Termination shall be the date specified by the Company on the Notice of Termination; or (v) if the Employee’s employment is terminated by reason of Voluntary Termination for Good Reason, the Date of Termination shall be thirty (30) days after the end of the thirty (30) day cure period.

9. COMPENSATION UPON TERMINATION. This Section 9 applies in the event that the Employee’s employment ends for any reason. Upon termination, the Employee (or the Employee’s estate in the event of his death) shall be entitled to receive the Standard Termination Benefits. The Standard Termination Benefits are the benefits or amounts described in the following subsections (a) and (b):

(a) The Employee shall be entitled to receive any compensation (including Base Salary and Annual Incentive Bonus and accrued but unused vacation) that is earned but unpaid as of the Date of Termination.

(b) The Employee shall be entitled to receive any benefits due him under the terms of any employee benefit plan maintained by the Company and under the terms of any option, restricted stock or similar equity award, which benefits shall be paid in accordance with the terms of the applicable plan and any award agreement between the Employee and the Company.

(c) If the Employee’s employment with the Company is terminated by the Company for any reason including expiration of this Agreement or any renewal thereof, other than Termination for Cause or if the Employee’s employment is terminated by reason of Voluntary Termination for Good Reason, the Company shall pay to the Employee, as severance, an amount equal to the Employee’s annual Base Salary at the time of termination, which amount shall be payable in twelve (12) equal monthly installments commencing as of the one (1) month anniversary of the date of termination. Notwithstanding anything to the contrary, the Company’s obligation to make any payment to the Employee under this Section 9(c) shall be subject to and conditioned upon the Employee entering into a Waiver of Claims (the “Release and Waiver Agreement”) with the Company in the form attached hereto as Exhibit B.

10. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following definitions:

(a) “Disability” means that the Employee is “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) “Termination for Cause” means the termination of the Employee’s employment by act of the Board on account of (i) conviction of, plea of nolo contendre to, or formal admission to, a felony, including conviction of, or formal admission to, a misdemeanor the circumstances of which are to the material detriment of the Company’s reputation whether or not in the performance of duties thereunder as determined in the reasonable judgment of the Company; (ii) an act by the Employee of willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement in the performance of the Employee’s duties with the Company; (iii) repeated failure to adhere to the lawful directions of Company management, or to adhere to the Company’s lawful policies and practices; (iv) continued failure to substantially perform the Employee’s duties properly assigned to him after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Employee has not substantially performed his duties; or (v) breach in any material respect of the terms and provisions of this Agreement (including the separately executed Non-Disclosure, Non-Compete and Non-Solicitation Agreement entered into between the Employee and the Company) and failure to cure such breach within 30 days following written notice from the Company specifying such breach.

(c) “Termination Not for Cause” means the termination of the Employee’s employment by act of the Board for any reason other than a Termination for Cause or Disability.

(d) “Voluntary Termination” means the Employee’s voluntary termination of his employment hereunder for any reason other than a Voluntary Termination for Good Reason. The term “Voluntary Termination” does not include a voluntary refusal to perform services on account of a vacation taken in accordance with Section 6(a) hereof or the Employee’s failure to perform services on account of his illness or injury or the illness or injury of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.

(e) “Voluntary Termination for Good Reason” means the Employee’s termination of his employment hereunder on account of (i) a reduction in the Employee’s Base Salary unless

Employee consents at the time of reduction; (ii) the relocation of the Employee’s primary place of employment more than 50 miles from the Company’s headquarters; or (iii) a material change in the duties of the Employee as set forth in the attached Exhibit A.

11. CODE SECTION 280G. The benefits that the Employee may be entitled to receive under this Agreement and other benefits that the Employee is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”) may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 11, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Employee to receive a greater Net After Tax Amount than the Employee would receive absent a reduction.

The Company, or its designee, will first determine the amount of any Parachute Payments that are payable to the Employee. The Company, or its designee, also will determine the Net After Tax Amount attributable to the Employee’s total Parachute Payments.

The Company, or its designee, will next determine the largest amount of Payments that may be made to the Employee without subjecting the Employee to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Company, or its designee, will determine the Net After Tax Amount attributable to the Capped Payments.

The Employee will receive the total Parachute Payments or the Capped Payments, whichever provides the Employee with the higher Net After Tax Amount. If the Employee will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Employee) and then by reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Employee). The Company, or its designee, will notify the Employee if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Employee a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Company, or its designee, makes its determinations under this Section 11, it is possible that amounts will have been paid or distributed to the Employee that should not have been paid or distributed under this Section 11 (“Overpayments”), or that additional amounts should be paid or distributed to the Employee under this Section 11 (“Underpayments”). If the Company, or its designee, determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee, which assertion the Company, or its designee, believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Employee must repay such Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Employee to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Employee is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Company, or its designee, determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Company, or its designee, will notify the Employee of that determination and the amount of that Underpayment will be paid to the Employee promptly by the Company. For purposes of this Section 11, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Employee on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 11, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

12. CODE SECTION 409A. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Employee’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 12, the Board shall modify this Agreement in the least restrictive manner necessary and without reducing any payment or benefit due under this Agreement. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of a change in control or the Employee’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only if the change in control constitutes a change in ownership or effective control of the Company, etc. as provided in Treasury Regulation section 1.409A-3(i)(5) or after the Employee’s separation from service (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Employee is a specified employee (as defined under Treasury

Regulation section 1.409A-1(i)), any payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Employee’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Employee’s estate following his death.

13. TAX WITHHOLDING. All payments to be made under this Agreement shall be reduced by applicable income and employment tax withholdings.

14. COVENANTS OF THE EMPLOYEE.

(a) General Covenants of the Employee. The Employee acknowledges that (i) the principal business of the Company is the acquisition, ownership, management, development and redevelopment of healthcare real estate by the Company or one or more of the Company’s subsidiaries (such business herein being collectively referred to as the “Business”); (ii) the Business is, in part, national in scope; (iii) the Employee’s work for the Company has given and will continue to give the Employee access to, and the Company has entrusted and will continue to entrust the Employee with, the confidential affairs and proprietary information of the Company, including, but not limited to, the strategies, future plans, financial and customer data and trade secrets, of the Company and its subsidiaries; (iv) the covenants and agreements of the Employee contained in this Section 14 are essential to the business and goodwill of the Company; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 14.

(b) Confidentiality. During and after the Employee’s employment with the Company and its subsidiaries, except in connection with the business and affairs of the Company and its subsidiaries, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Business and the business of the Company and its subsidiaries, learned by the Employee heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its subsidiaries’ (or any of their predecessors’) properties, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Employee in connection with the Employee’s employment or affiliation with the Company; (iv) was not acquired by the Employee from the Company or its representatives or from a third party who has an agreement with the Company not to disclose such information; (v) was legally in the possession of or developed by the Employee prior to the Effective Date; or (vi) is required to be disclosed by rule of law or by order of a court or governmental body or agency. Notwithstanding the foregoing, as to confidential information that is not a trade secret, the covenants contained in this Section 14(b) shall expire on the third anniversary of the termination of the Employee’s employment with the Company and its subsidiaries. Company trade secrets shall remain protected and not be disclosed so long as they remain trade secrets.

(c) Company Property. During and after the Employee’s employment with the Company and its subsidiaries, all memoranda, notes, lists, records, contacts, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Employee or made available to the Employee during the Term concerning the Business of the Company and its subsidiaries shall be the Company’s property and shall be delivered to the Company at any time on request.

(d) Rights and Remedies upon Breach. The Employee acknowledges and agrees that any breach by him of any of the provisions of this Section 14 (the “Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Employee breaches, or threatens to commit a breach of, any of the Covenants, the Company and its subsidiaries shall have the right and remedy to have the Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its subsidiaries under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Covenants. The Company has the right to cease making the payments or benefits to the Employee in the event of a material breach of any of the Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

(e) Severability. The Employee acknowledges and agrees that the Employee has had an opportunity to seek advice of counsel in connection with this Agreement and that the Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Covenants, or any part thereof, are invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(f) Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Covenants, including, without limitation, any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(g) Noncompetition and Nonsolicitation. In addition to the Covenants above, the Employee agrees to enter into a Non-Disclosure, Non-compete and Non-solicitation Agreement with the Company, attached as Exhibit C to this Agreement.

15. NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or three (3) days following the date when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to the Company:	NGE Co.
1621 18th Street, Suite 250
Denver, CO 80202
Attention: _________________

If to the Employee:	_________________________
_________________________
_________________________
_________________________

16. ENTIRE AGREEMENT. This Agreement, including any agreement incorporated by reference, contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed by or on behalf of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

17. ARBITRATION. To provide a mechanism for rapid and economical dispute resolution, the Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration conducted by the American Arbitration Association (“AAA”), under its then-existing Rules and Procedures, at the AAA location closest to the Company’s principal place of business. Both parties shall be entitled to conduct sufficient discovery in any arbitration to ascertain the facts and law at issue in the dispute. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis other than such controlling law. The arbitrator shall issue a written opinion setting forth the facts and law supporting any award. The prevailing party shall be entitled to recover reasonable attorney fees and costs incurred in the arbitration to the extent allowed by law. The Employee understands and agrees that under this section of the Agreement, the Employee is waiving his or her right to a jury trial. Nothing in this section of the Agreement is intended to prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. The prevailing party in any such arbitration or court action shall be entitled to recover his, her or its reasonable attorney’s fees and costs incurred in connection with such proceeding.

18. APPLICABLE LAW AND JURISDICTION. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Colorado as applied to contracts made and to be performed entirely within Colorado. The Company and the Employee intend to and hereby consent to jurisdiction to enforce the Agreement upon the courts in the State of Colorado.

19. ASSIGNMENT. The Employee acknowledges that his services are unique and personal. Accordingly, the Employee may not assign his rights or delegate his duties or obligations under this Agreement. The Employee’s rights and obligations under this Agreement shall inure to the benefit of and be binding upon the Employee’s successors and assigns.

20. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21. SURVIVAL. The provisions of Sections 11 through 20 shall remain in effect after the expiration of the Term and the termination of the Employee’s employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Employee:

/s/ Robert Lawless	July 6, 2011
Name: Robert Lawless	Date

For the Company:
NGE Co.

/s/ Gregory C. Venn	July 6, 2011
Name: Gregory C. Venn	Date
President

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